EXHIBIT 4.7

ORIX CORPORATION

and

[____________],

as Book-Entry Depositary

BOOK-ENTRY DEPOSIT AGREEMENT

ORIX CORPORATION

CONVERTIBLE BONDS

     BOOK-ENTRY DEPOSIT AGREEMENT dated __________, ____ (this “Agreement”) between, ORIX CORPORATION, a Japanese corporation (the “Company”) and [ ________ ], as book-entry depositary (the “Depositary”),

W I T N E S S E T H:

     WHEREAS, the Company and [ ________ ] (the “Trustee”) have entered into an indenture dated __________, ____ (the “Indenture”) pursuant to which the Company may issue debt securities convertible into the common stock of the Company;

     WHEREAS, the Company and the Trustee have entered into a supplemental indenture dated __________, ____ (the “Supplemental Indenture”) pursuant to which the Company is issuing [AGGREGATE FACE AMOUNT, MATURITY] debt securities convertible into the common stock of the Company under the terms and in the manner described in the Supplemental Indenture (the “Global Convertible Bonds”);

     WHEREAS, the Company is issuing the Global Convertible Bonds in bearer form in compliance with Japanese law and desires to deposit the Global Convertible Bonds with the Depositary and the Depositary desires to accept the Global Convertible Bonds; and

     WHEREAS, the Company desires the Depositary, as its agent, to issue Depositary Interests, as defined below, upon receipt of the Global Convertible Bonds and the Depositary desires to issue such Depositary Interests on behalf of the Company;

     NOW, THEREFORE, in consideration of the foregoing and of the representations, covenants and agreements contained herein, the Company and the Depositary hereby agree as follows:

ARTICLE 1
Definitions And Other General Provisions

     Section 1.01. Definitions. Terms not defined herein have the meanings ascribed to them in the Indenture and the Supplemental Indenture. The following terms, as used herein, have the following meanings:

     “Alternative Clearing Organization” shall have the meaning set forth in the definition of “Clearing Organization” below;

     “Board of Directors” means the board of directors of the Company or any committee of such Board of Directors duly authorized to act hereunder;

     “Board Resolution” means one or more resolutions to have been duly adopted or consented to by the Board or an authorized executive officer (shikkou-yaku) and to be in full force and effect;

     “Book-Entry Interests” means interests, as reflected in the records maintained by the Clearing Organization, in the Depositary Interests which are eligible for trading through the book-entry system of such Clearing Organization. References to Book-Entry Interests in the Global Convertible Bonds should be understood to mean Book-Entry Interests in the Depositary Interests issued with respect to such Global Convertible Bonds;

     “Clearing Organization” means a clearing agency for the clearance and settlement of the Book-Entry Interests which, as of the date of this Agreement shall be the Clearing Organization and any successor or alterative Depositary (the “Alternative Clearing Organization”) as the Clearing Organization may appoint;

     “Custodian” means [CUSTODIAN], the custodian for the Clearing Organization, or any Alternative Clearing Organization and its nominee or any successor, in whose custody the Depositary Interests shall be initially deposited as described in Section 2.02(a);

     “Custody Office” means the office of the Depositary at [ ________ ], or the office which shall be located outside of Japan and the United States and where the Depositary shall hold the Global Convertible Bonds pursuant to Section 2.01;

     “Definitive Certificates” means the definitive certificates in registered form evidencing the Depositary Interests that may, in certain circumstances, be issued pursuant to Section 2.07 and substantially in the form prescribed in Annex A;

     “Depositary” means the book-entry depositary and shall have the meaning set forth in the preamble hereto until a successor shall have been appointed pursuant to Section 3.08 hereof, and thereafter “Depositary” shall mean such successor;

     “Depositary Interests” means certificated depositary interests in each of the Global Convertible Bonds that (i) shall, at all times, represent a 100 percent beneficial interest in each of the Global Convertible Bonds in accordance with the terms thereof and, in limited circumstances, the right to receive Definitive Certificates representing in the aggregate a 100 percent beneficial interest in each of the Global Convertible Bonds and (ii) are initially issued by the Depositary to, and registered in the name of, the Clearing Organization or its nominee, substantially in the form of Annex B;

     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

     “Global Convertible Bonds” shall have the meaning set forth in the recitals hereto;

     “Holder” means, in respect of any Depositary Interests, the Person in whose name such Depositary Interests are registered in the records of the Depositary, which shall initially be the Clearing Organization or its nominee;

     “Indenture” shall have the meaning set forth in the recitals hereto;

     “Officers’ Certificate” means a certificate signed by a Responsible Officer of the Company;

     “Opinion of Counsel” means a written opinion from legal counsel, who may be counsel of the Company and who shall otherwise be satisfactory to the Depositary;

     “Participant” shall have the meaning set forth in Section 2.02(a);

     “Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof;

     “Register Office” means the office of the Depositary at [ ________ ], or the office where the Depositary shall maintain the records required pursuant to Section 2.03;

     “Responsible Officer” with respect to the Depositary, means any vice president, any assistant vice president, any assistant treasurer, any depositary officer or assistant depositary officer, or any other officer of the Depositary customarily performing functions similar to those performed by any of the above-designated officers and also means, with respect to a particular depositary matter, any other officer to whom such matter is referred because of his or her knowledge and familiarity with the particular subject. When used with respect to the Company, “Responsible Officer” means the chairman, representative executive officer, daihyou shikkou-yaku, chief executive officer, president, chief operating officer, vice chairman, deputy president, chief financial officer, corporate executive vice president, corporate senior vice president, executive officer, shikkou-yaku, group executive, general manager, manager, vice president, or any other officer or assistant officer of the Company customarily performing functions similar to those performed by the persons who at the time shall be such officers;

     “Securities Act” means the United States Securities Act of 1933, as amended;

     “Stock Acquisition Right” means the stock acquisition right (shinkabu yoyakuken) incorporated as part of each Convertible Bond, issued by the Company pursuant to the Indenture and the Supplemental Indenture entitling the bearer to acquire shares of common stock of the Company on the terms and in the manner described in the Indenture and the Supplemental Indenture;

     “Supplemental Indenture” shall have the meaning set forth in the recitals hereto; and

     “Trustee” shall have the meaning set forth in the recitals hereto, and any successor.

     Section 1.02. Rules of Construction. Unless the context otherwise requires:

     (a)  a term has the meaning assigned to it;

     (b)  “or” is not exclusive;

     (c)  “including” means including without limitation;

     (d)  words in the singular include the plural and words in the plural include the singular;

     (e)  the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision; and

     (f)  references to costs, charges or expenses include any value added tax or similar tax charge in respect thereof.

ARTICLE 2
Book-Entry Interests

     Section 2.01. Deposit of the Global Convertible Bonds. The Depositary hereby agrees to accept the Global Convertible Bonds in accordance with the provisions hereof. The Depositary shall hold the Global Convertible Bonds at its Custody Office or at such place or places as it shall determine with the consent of the Company. The Depositary will at all times hold the Global Convertible Bonds outside Japan and the United States.

     Section 2.02. Execution and Delivery of Depositary Interests; Book-Entry System.

     (a)  Upon deposit of the Global Convertible Bonds with the Depositary and the Depositary’s acceptance thereof, the Depositary shall, as agent of the Company, issue Depositary Interests representing in the aggregate 100 % of the beneficial interest in the Global Convertible Bonds, registered in the name of the Clearing Organization or its nominee, and will deposit the certificates representing the Depositary Interests with the Custodian. Transfer of beneficial interests in the Depositary Interests will be effected through the transfer of the Book-Entry Interests therein through the Clearing Organization’s book-entry system, in accordance with this Agreement and the rules and procedures of the Clearing Organization. Upon acceptance by the Clearing Organization of the Depositary Interests for entry into its book-entry system in accordance with the rules and procedures at the Clearing Organization, Book-Entry Interests will be reflected on and traded through the book-entry system of the Clearing Organization and ownership of such Book-Entry Interests shall be shown in, and the transfer of such ownership shall be effected only through, records maintained by (i) the Clearing Organization, or (ii) institutions that have accounts with the Clearing Organization or its successor (each, a “Participant”). Book-Entry Interests shall be transferable only as units of                      principal amount and integral multiples thereof.

     (b)  Except as provided in Section 2.07, the Depositary Interests shall be issuable only to, and registered in the name of, the Clearing Organization or any Alternative Clearing Organization that may be appointed, or any nominee of either. Except as provided in Section 2.07 hereof, no owner of Book-Entry Interests shall be entitled to receive a Definitive Certificate on account of such ownership, and such owner’s interest therein shall be shown only in records maintained in accordance with the rules and procedures of the Clearing Organization.

     Section 2.03. Record of Transfer of Depositary Interests. The Company hereby appoints the Depositary as its agent to maintain records of ownership and any and all permitted transfers of Depositary Interests as specified in this Section 2.03. The Depositary, as the agent of the Company, shall maintain at its Register Office records in which it shall record (i) the Clearing Organization or its nominee as the initial owner of the Depositary Interests, (ii) permitted transfers of the Depositary Interests, (iii) decreases in the principal amount of the Depositary Interests, (iv) the owners of Definitive Certificates, if any, issued pursuant to Section 2.07 hereof and (v) all transfers, if any, of Definitive Certificates. A transfer of Depositary Interests shall be effective only upon such transfer being noted in the records of the Depositary. The Depositary shall treat the Person in whose name the Depositary Interests are recorded in the records of the Depositary as the owner thereof for all purposes whatsoever and shall not be bound or affected by any notice to the contrary, other than an order of a court having jurisdiction over the Depositary.

     The foregoing paragraph shall not (i) impose an obligation on the Depositary to record the interests in or transfers of Book-Entry Interests held by Participants or Persons that may hold Book-Entry Interests through Participants or (ii) restrict transfers of such Book-Entry Interests held by Participants or such Persons.

     Section 2.04. Transfer of the Global Convertible Bonds. The Depositary agrees to hold the Global Convertible Bonds on deposit subject to and in accordance with this Agreement, for so long as any amounts remain owing or unpaid under the Global Convertible Bonds or any Depositary Interests or Definitive Certificate issued in respect thereof. The Depositary shall not transfer or lend the Global Convertible Bonds or any interest therein, except that the Depositary may transfer the Global Convertible Bonds to a successor Depositary in accordance with Section 3.08.

     Section 2.05. Cancellation of Depositary Interests. In the case that the Global Convertible Bonds shall be cancelled or the principal amount of the relevant Global Convertible Bond shall be reduced in accordance with the terms of the Indenture and the Supplemental Indenture, a corresponding reduction in the principal amount of the Depositary Interests shall be recorded by the Depositary.

     Section 2.06. Redemption of and Payments with respect to Depositary Interests and Book-Entry Interests. [Insert any provisions relating to the redemption of the Depositary Interests and Book-Entry Interests].

     Section 2.07. Exchange of Book-Entry Interests for Definitive Certificates. In the event of the following:

     (a)  the Clearing Organization notifying the Depositary that it is unwilling or unable to act as Clearing Organization, and no other Alternative Clearing Organization is willing or able to act as Clearing Organization, for the Depositary Interests; or

     (b)  the Clearing Organization is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so and an Alternative Clearing Organization is not willing or able to act as Clearing Organization for the Depositary Interests, and a successor is not appointed by the Depositary at the request of the Company within 30 days, each owner of a Book-Entry Interest will be entitled to receive Definitive Certificates prepared by the Company and authenticated and issued by the Depositary as agent of the Company in registered form in denominations of ________ or integral multiples thereof in accordance with Annex C.

     In the event of an exchange of Book-Entry Interests for Definitive Certificates, the provisions of this Agreement will apply to such Definitive Certificates in the same manner, and to the same extent, as such provisions apply to the Book-Entry Interests.

     Upon the occurrence of the events set forth in Section 2.07(a) or 2.07(b), the Depositary will procure from the Clearing Organization a written order containing instructions and such other information as the Company and the Depositary may require to complete, execute and deliver Definitive Certificates.

     Section 2.08. Record Date. Whenever (i) the Depositary shall receive notice of any action to be taken by the holder of the Global Convertible Bonds, (ii) Definitive Certificates shall be issued pursuant to Section 2.07, (iii) the Global Convertible Bonds shall be transferred to a successor Depositary pursuant to Section 3.08 or (iv) the Depositary otherwise deems it appropriate in respect of any other matter, including any payment to be made in respect of the Global Convertible Bonds, the Depositary may fix a specified date for the determination of the principal amount of the Global Convertible Bond represented by the Depositary Interests at such record date with respect to which each Holder of Depositary Interests shall be entitled to receive any such payment, to give instructions as to such action or to act in respect of any such matter, as the case may be. Subject to the provisions of this Agreement, only the Persons in whose names the Depositary Interests are recorded in the records of the Depositary at the close of business on such record date shall be entitled to receive any such payment, to give instructions as to such action or to act in respect of any such matter, as the case may be.

     Section 2.09. Action in respect of Beneficial Owners of Book-Entry Interests. As soon as practicable after receipt by the Depositary from the Company or the Trustee of notice of any solicitation of consents or request for a waiver or other action of or by the holders of the Global Convertible Bond or the Holders of the Depositary Interests, the Depositary shall deliver to each Holder of Depositary Interests, in accordance with Section 4.02, a notice containing (i) such information as is contained in the notice received by the Depositary, (ii) a statement that each Holder of Depositary Interests at the close of business on a specified record date (established in accordance with Section 2.08) will be entitled, subject to the provisions of or governing the Depositary Interests, to instruct the Depositary as to the consent, waiver or other action, (iii) a statement as to the manner in which such information may be given, and (iv) the record date set pursuant to Section 2.08. Upon the written request of a Holder of Depositary Interests received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of this Agreement to take such action regarding the requested consent, waiver or other action in respect of all or only a portion of the principal amount of the Depositary Interests or Global Convertible Bonds, as the case may be, with respect to which instructions given in accordance with any instructions set forth in such request have been received. In addition, the Depositary will forward to each Holder of Depositary Interests all materials received by the Depositary pertaining to any such solicitation, request, offer or other action.

     The Depositary shall if so directed by the Company or Trustee grant proxies or otherwise authorize the Participants (or persons beneficially owning Book-Entry Interests through such Participants) to exercise any rights of a Holder of the Global Convertible Bonds or take any other actions which a Holder of Global Convertible Bonds is entitled to take under the Indenture or the

Supplemental Indenture, other than take physical possession of Global Convertible Bonds.

     The Depositary shall not itself exercise any discretion in the granting of consents or waivers or the taking of any other action in respect of the Global Convertible Bonds but shall only grant a consent or waiver or take any action pursuant to instructions from the applicable Clearing Organization or the beneficial owners of the Book-Entry Interests, as the case may be, pursuant to the provisions of this Section 2.09. Without prejudice to Section 2.03 hereof, the records of the Clearing Organization shall, absent manifest error, be conclusive evidence of the beneficial owners of Book-Entry Interests and the principal amount of the Global Convertible Bonds represented by the Book-Entry Interests, for the purposes of this Section 2.09.

     Section 2.10. Reports. The Depositary shall immediately send to the Holder of Depositary Interests any notices, reports and other communications from the Company that are received by the Depositary for delivery to owners of Book-Entry Interests in accordance with Article 4.

     Section 2.11. Delivery of Materials to Holders of Book-Entry Interests. If the Clearing Organization is the Holder of the Depositary Interests and the Clearing Organization, the Company or the Trustee shall so request, the Depositary shall forward to the owners of the Book-Entry Interests, in the names and the addresses and in the quantities specified by the Clearing Organization or the Company, copies of any notice and other materials delivered to the Holders of the Depositary Interests pursuant to Section 2.09, and any proxy or other delegation of authority that may be provided by the Clearing Organization or by the Depositary.

     Section 2.12. Procedure for Conversion of Depositary Interests and Book-Entry Interests. The exercise of a Stock Acquisition Right to convert Depositary Interests and Book-Entry Interests and the underlying shares in the Global Convertible Bonds into the common stock of the Company shall be conducted in accordance with the procedure established in Annex D.

ARTICLE 3
The Depositary

     Section 3.01. Certain Duties and Responsibilities.

     (a)  The Depositary hereby agrees to act as book-entry depositary in accordance with the terms of this Agreement. The Depositary undertakes to perform such duties and only such duties as are specifically set forth in this Agreement.

     (b)  No provision of this Agreement shall be construed to relieve the Depositary from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) the duties and obligations of the Depositary with respect to the Depositary Interests and the Global Convertible Bonds shall be determined solely by the express provisions of this Agreement and the Depositary shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Depositary;

(ii) in the absence of bad faith on its part, the Depositary may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any statements, certificates or opinions furnished to the Depositary, but in the case of any such statements, certificates or opinions that by any provision hereof are required to be furnished to the Depositary, the Depositary shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement (but need not confirm the accuracy of any mathematical computations or other information contained therein);

(iii) the Depositary shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Depositary, unless it shall be proved that the Depositary was negligent in ascertaining the pertinent facts;

(iv) the Depositary shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Clearing Organization relating to the time, method and place of conducting any proceeding for any remedy available to the Depositary, or exercising any power conferred upon the Depositary, under this Agreement; and

(v) no provision of this Agreement shall require the Depositary to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

     (c)  Whether or not herein expressly so provided, every provision of this Agreement relating to the conduct of, or affecting the liability of, or affording protection to the Depositary shall be subject to the provisions of this Section 3.01.

     Section 3.02. Notice of [Event of Default][Event of Acceleration]. If the Depositary receives notice of any [Event of Default][Event of Acceleration] under the Indenture, the Depositary shall transmit to the Holder of Depositary Interests, in the manner provided in Section 4.02, notice of such [Event of Default][Event of Acceleration], unless it shall have been notified by the Trustee that such [Event of Default][Event of Acceleration] shall not be continuing.

     Section 3.03. Certain Rights of the Depositary. Subject to the provisions of Section 3.01 hereof:

     (a)  the Depositary may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, coupon, security or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

     (b)  any request or direction of the Company mentioned herein shall be sufficiently evidenced by an Officers’ Certificate and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution;

     (c)  the Depositary may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon in accordance with such advice or Opinion of Counsel;

     (d)  the Depositary shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Depositary, in its discretion, may make reasonable further inquiry or investigation into such facts or matters relating to the issuance of the Global Convertible Bonds and if the Depositary shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, at reasonable times during normal business hours, personally or by agent or attorney, provided that reasonable prior notice has been given to the Company;

     (e)  the Depositary may execute any of the powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Depositary shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder;

     (f)  the Depositary shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement at the request, order or direction of the owners of Book-Entry Interests, unless such owners shall have offered to the Depositary reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request, order or direction; provided that such request, order or direction shall not expose the Depositary to personal liability;

     (g)  the Depositary shall not be liable for any action taken or omitted by it in good faith and reasonably believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Agreement;

     (h)  whenever in the administration of its duties under this Agreement the Depositary shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of negligence, willful misconduct or bad faith on the part of the Depositary, be deemed to be conclusively proved and established by an Officers’ Certificate delivered to the Depositary;

     (i)  the Depositary shall not be deemed to have notice of any [Event of Default][Event of Acceleration] unless a Responsible Officer of the Depositary has actual knowledge thereof or unless written notice of any event which is in fact such an [Event of Default][Event of Acceleration] is received by the Depositary at the Register Office of the Depositary;

     (j)  the rights, privileges, protections, immunities and benefits given to the Depositary, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Depositary in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder; and

     (k)  the Depositary may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Agreement, which Officers’ Certificate may be signed by any person authorized to sign an Officers’ Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

     Section 3.04. Not Responsible for Recitals or Issuance of Global Convertible Bonds. The recitals contained in this Agreement, in the Indenture and in the Global Convertible Bonds shall be taken as the statements of the Company, and the Depositary assumes no responsibility for their correctness. The Depositary makes no representations as to the validity or sufficiency of this Agreement or the Global Convertible Bonds or of any offering materials. The Depositary shall not be accountable for the use or application by the Company of the proceeds with respect to the Global Convertible Bonds.

     Section 3.05. Money Held by the Depositary. Money held by the Depositary hereunder need not be segregated from other funds held by the Depositary, except to the extent required by law. The Depositary shall be under no obligation to invest or pay interest on any money received by it hereunder, except as otherwise agreed with the Clearing Organization.

     Section 3.06. Compensation and Reimbursement; Limitation of Liability. The Company agrees:

     (a)  to pay to the Depositary from time to time such compensation as agreed between them in writing for all services rendered by it hereunder;

     (b)  except as otherwise provided herein, to reimburse the Depositary or any such predecessor upon its request for all reasonable expenses, disbursements and advances incurred or made by the Depositary in accordance with any provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence, bad faith or willful misconduct;

     (c)  to indemnify the Depositary and any such predecessor for, and to hold it harmless against, any loss, liability or expense incurred without negligence, willful misconduct or bad faith on its part, arising out of or in connection with the acceptance or administration of this Agreement and its duties hereunder, including the reasonable costs and expenses of defending itself against or investigating any claim of liability in connection with the exercise or performance of any of its powers or duties hereunder, and

     (d)  that the Depositary’s liability shall be limited to direct money damages, and that in no event shall the Depositary be liable for special, consequential, or indirect money damages, regardless of the form of action and whether or not such damages were foreseeable.

     Without limiting the generality of the foregoing, the Depositary shall have no duty or responsibility for, and shall not be deemed to have been negligent with respect to, and the Company shall indemnity and hold harmless the Depositary against, any claim that such disclosure with respect to the Global Convertible Bonds or the Depositary Interests, or such registration, if any, of the same or of the arrangement created hereby, as is required by applicable federal and state securities laws was not made. The obligations of the Company under this Section 3.06 to compensate and indemnify the Depositary and any such predecessor and to pay or reimburse the Depositary and any such predecessor for expenses, disbursements and advances shall survive the payment of the Global Convertible Bonds, the resignation or removal of the Depositary and the satisfaction, discharge or other termination of this Agreement.

     Section 3.07. Eligibility. At all times when there is a Depositary hereunder, such Depositary shall be willing to act on reasonable and customary terms and conditions. If at any time the Depositary shall cease to be eligible in accordance with the provisions of this Section 3.07 or resigns, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 3.

     Section 3.08. Resignation and Removal; Appointment of Successor. (a) No resignation or removal of the Depositary and no appointment of a successor Depositary pursuant to this Article shall become effective until the acceptance of appointment by the successor Depositary in accordance with the applicable requirements of Section 3.09 hereof.

     (b)  The Depositary may resign by giving written notice thereof to the Company and the Clearing Organization, in accordance with Section 4.01 and Section 4.02, 90 days prior to the effective dale of such resignation. The Depositary may be removed at any time upon at least 90 days’ notice by filing with it of an instrument in writing signed by and on behalf of the Company and specifying such removal and the date when it is intended to become effective.

     (c)  If the Depositary shall resign, be removed or become incapable of acting pursuant to Section 3.09(a) and Section 3.09(b), or if a vacancy shall occur in the office of the Depositary for any cause, the Company shall promptly appoint a successor Depositary (other than the Company) and shall comply with the applicable requirements of Section 3.09 hereof.

     (d)  In the event that the Company fails to appoint a successor Depositary pursuant to Section 3.09(c) within 90 days after the vacancy occurs, the Company shall act as temporary Depositary hereunder until a successor Depositary is appointed. During any period when the Company is acting as the temporary Depositary, unless then permitted by Japanese law, Stock Acquisition Rights shall not be exercised. However, the Company shall not be responsible for any loss, liability or expense arising out of or in connection with such suspension of the exercise of Stock Acquisition Rights.

     (e)  The Company shall give, or shall cause each successor Depositary to give, notice of each resignation and each removal of a Depositary and each appointment of a successor Depositary to the Clearing Organization in accordance with Section 4.02 hereof. Each notice shall include the name of the successor Depositary and the address of its Register Office and Custody Office. If the Company fails to give notice within 30 days after acceptance of appointment by the successor Depositary, the successor Depositary shall cause such notice to be given at the expense of the Company.

     Section 3.09. Acceptance of Appointment by Successor. (a) In case of the appointment hereunder of a successor Depositary, every such successor Depositary so appointed shall execute, acknowledge and deliver to the Company and to the retiring Depositary an instrument accepting such appointment hereunder and thereupon the resignation or removal of the retiring Depositary shall become effective and such successor Depositary, without any further act, deed or conveyance, shall become vested with all the rights, powers, agencies and duties of the retiring Depositary, with like effect as if originally named as Depositary hereunder, but, on the request of the Company or the successor Depositary, such retiring Depositary shall, upon payment of all amounts due and payable to it pursuant to Section 3.06 hereof, execute and deliver an instrument, transferring to such successor Depositary all the rights and powers of the retiring Depositary and shall duly assign, transfer and deliver to such successor Depositary all property and money held by such retiring Depositary hereunder and shall deliver the Global Convertible Bonds to the successor.

     (b)  Upon request of any such successor Depositary, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Depositary all such rights, powers and agencies referred to in paragraph (a) of this Section 3.09.

     (c)  No successor Depositary shall accept its appointment unless at the time of such acceptance such successor Depositary shall be eligible under this Article 3.

     Section 3.10. Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Depositary may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Depositary shall be a party, or any corporation succeeding to or purchasing or otherwise acquiring all or substantially all the depositary business of the Depositary, shall be the successor of the Depositary hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation shall be otherwise eligible under this Article 3.

ARTICLE 4
Miscellaneous Provisions

     Section 4.01. Notices to the Depositary and the Company. Any request, demand, authorization, direction, notice, consent, or waiver, or other document provided or permitted by this Agreement shall be made for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or filed in writing and delivered, telecopied and received, or mailed and received by first-class postage prepaid, to the relevant party at:

(a)	the Depositary at:

[ ]

or at any other fax number or address previously furnished in writing by the Depositary to the Clearing Organization, the Custodian and the Company;

(b)	the Company at:

ORIX Corporation 22-8, Shiba 3-chome Minato-ku Tokyo 105-8683

(for the attention of: Capital Markets, Treasury Department)

Fax No: +813 5419 5905

or at any other fax number or address previously furnished in writing to the Depositary by the Company;

     Section 4.02. Notices to Clearing Organization, Holders of Depositary Interests and Holders of Definitive Certificates. Where this Agreement provides for notice to the Clearing Organization, Holders of Depositary Interests or holders of Definitive Certificates (if any) of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided or as provided in the rules and procedures of the Clearing Organization or any Alternative Clearing Organization as the case may be) if in writing and mailed, first class postage prepaid, to the Holders of Depositary Interests at the addresses notified to the Depositary, in each case not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice or by fax. Such communications will take effect, in the case of a letter, when delivered or, in the case of fax, when dispatched. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice to a Holder of Depositary Interests or a holder of Definitive Certificates shall be filed with the Depositary, but such filing shall not be a condition precedent to the validity of any such action taken in reliance upon such waiver.

     In case, by reason of the suspension of or irregularities in regular mail service, it shall be impracticable to give notice by mail when such notice is required to be given pursuant to any provision of this Agreement, then any manner of giving such notice as shall be reasonably satisfactory to the Depositary shall be deemed to be a sufficient giving of such notice.

     Section 4.03. Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

     Section 4.04. Successors and Assigns. All covenants and agreements in this Agreement by the Company shall bind its successors and assigns, whether so expressed or not.

     Section 4.05. Separability Clause. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.

     Section 4.06. No Third Party Beneficiaries. This Agreement is for the benefit of the parties hereto and is not intended to confer upon any other Person any rights or remedies hereunder.

     Section 4.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

     Section 4.08. Jurisdiction. Each of the parties hereto irrevocably consents that any legal action or proceeding against it or its property with respect to this Agreement shall be brought either in the United States District Court for the Southern District of New York or in the state courts of New York located in New York County; provided, that if such court does not have subject matter jurisdiction, the matter shall be brought exclusively in a court of competent jurisdiction in the United States. By the execution and delivery of this Agreement each party accepts with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid court, and waives any claim of inconvenient forum. Each party hereto further irrevocably consents to the service of process out of the aforementioned court in any such action or proceeding by the mailing of copies thereof in the manner and to the addresses set forth in Section 4.01 hereof.

     Section 4.09. Counterparts. This Agreement may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

     Section 4.10. Inspection of Agreement. A copy of this Agreement shall be available at all reasonable times during normal business hours at the Register Office of the Depositary for inspection by any holders and beneficial owners of the Depositary Interests.

     Section 4.11. Termination. This Agreement shall terminate and cease to be of further effect when (i) the Indenture and the Supplemental Indenture shall have been satisfied and discharged pursuant to the provisions thereof, (ii) the Company has paid or caused to be paid all sums payable hereunder by the Company and (iii) the Company has delivered to the Depositary an Officers’ Certificate and an Opinion of Counsel, stating that all conditions precedent herein provided relating to the termination of this Agreement have been complied with.

     Section 4.12. Amendments. The Company and the Depositary may amend this Agreement without the consent of the Clearing Organization or the Holders and beneficial owners of the Depositary Interests:

     (a)  to cure any ambiguity, omissions, defect or inconsistency;

     (b)  to add to the covenants and agreements of the Depositary or the Company;

     (c)  to evidence or effectuate the assignment of the Depositary’s rights and duties to a qualified successor, as provided herein;

     (d)  to modify, alter, amend or supplement this Agreement in any other manner that is not materially adverse to the Holders of Depositary Interests or the owners of Book-Entry Interests; or

     (e)  to comply with mandatory provisions of applicable laws.

     No amendment that materially adversely affects the Clearing Organization may be made to this Agreement without the consent of the Clearing Organization. No amendment that materially adversely affects the rights of the Holders and beneficial owner of the Depositary Interests, may be made to this Agreement unless the consent to such amendment is granted by the Holders of Depositary Interests representing a majority or the outstanding principal amount of the Global Convertible Bonds.

     Section 4.13. Depositary to Sign Amendments. The Depositary shall sign any amendment authorized pursuant to Section 4.12 if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Depositary. If it does, the Depositary may but need not sign it. In signing such amendment the Depositary shall be entitled to receive indemnity in addition to the indemnity provided under Section 3.06(c), satisfactory to it and to receive, and shall be fully protected in relying upon, an Officers’ Certificate (which need only cover the matters set forth in Section 4.13(a) below) and an Opinion of Counsel stating that:

     (a)  such amendment is authorized or permitted by this Agreement;

     (b)  the Company has all necessary corporate power and authority to execute and deliver the amendment and that the execution, delivery and performance of such amendment have been duty authorized by all necessary corporate action;

     (c)  the execution, delivery and performance of the amendment do not conflict with, or result in the breach of or constitute a default under any of the terms, conditions or provisions of (i) this Agreement, (ii) the Articles of Incorporation of the Company, or (iii) any law or regulation applicable to the Company; and

     (d)  such amendment has been duly and validly executed and delivered by the Company, and this Agreement together with such amendment constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

ORIX CORPORATION (The Company)

By:	___________________________

Name:
Title:

[________] (as Depositary)

By:	___________________________
Name:
Title:

Annex A

Form of Definitive Certificates

A-1

Annex B

Form of Certificated Depositary Interests

B-1

Annex C

Regulations Concerning the Transfer and Registration of Definitive Certificates

C-1

Annex D

Procedure for Conversion of Depositary Interests and Book-Entry Interests

D-1